Investor Fact Sheet
Ticker Symbol: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc., (Chembio), through its wholly owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	>33% Five Year Revenue CAGR during which operating performance improved continuously

•	Consecutive record revenues and profits in 2009 and 2010.

•
Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities. Robust pipeline of POCT products for infectious diseases based on Chembio’s patented DPP® technology. Products developed on DPP® platform for two HIV and Syphilis tests that will be undergoing US FDA regulatory evaluations/submissions in 2011-2012.

•
Significant income from research contracts and grants, including $2.4MM, three year Phase ll United States National Institutes of Health grant awarded in March, 2011 and a similar $3MM grant awarded 2009 (to be completed 2011)

Selected Financial Information

Stock Information
Ticker Symbol CEMI
Price 10/31/11 $0.450
52 Week High $0.58
52 Week Low $0.210
Outstanding Shares (MM) 63.3
Market Capitalization (MM) $28.5
Fully Diluted (FD) Shares 69.6
Management Holding-FD 12.4
Average Volume (3 Mos) 50,000

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert 7.1
Alere North America, Inc. 5.4

($000s)
Balance Sheet Data	Sept ‘11	Dec'10
Cash	$ 3,045	$ 2,136
Accts. Receivable	2,658	3,947
Inventories	2,588	1,349
Other Current Assets	189	205
Total Current Assets	8,480	7,637
Net Fixed Assets	849	813
Other Assets	770	636
Total Assets	10,099	9,086
Total Current Liab.	3,199	3,076
Total Other Liab.	146	201
Total Liabilities	3,345	3,277
Total Equity	6,754	5,809
Total Liabilities & Shareholders Equity	10,099	$ 9,086

	For the Quarter Ended/ Nine Months Ended/ Year Ended
$(000s)	Q3’11	Q3’10	Q3’11	Q3’10	2010	2009	2008	2007
Total Revenues	$5,922	$4,505	$13,172	$11,038	$ 16,705	$13,834	$11,050	$ 9,231
Cost of sales	3,251	2,296	6,525	5,428	8,604	7,974	7,198	6,435
Gross Profit	2,671	2,209	6,647	5,610	8,101	5,860	3,852	2,796
					48.5	42.4%	34.9%	30.3%
R&D Expense	1,242	1,230	3,697	2,822	2,586	2,884	2,605	1,907
SG&A Expense	949	802	2,413	2,144	2,941	2,659	3,317	3,765
Operating Income (Loss)	480	177	537	644	2,574	317	(2,071)	(2,876)
Other Inc. (Expense)	(4)	(9)	(9)	(11)	(15)	(8)	122	249
Net Income (Loss) - Stkhldrs	476	168	528	633	2,559	309	(1,949)	(2,627)
Pref. Stock Expenses	-	-	-	-	-	-	-	5,645
Net Loss	$476	$168	$ 528	$ 633	$ 2,513	$ 309	$ (1,949)	$(8,272)
Net Income (Loss) - per Share	0.01	0.00	0.01	0.01	$ 0.04	$ 0.00	$ (0.03)	$ (0.57)
Avg. No. Shares (Millions)	63.305	62.147	62.887	62.06	62.103	61.946	61.267	14.608
Working capital	$ 5,281	$ 2,592	$ 5,281	$ 2,592	$ 4,560	$ 1,494	$ 1,664	$ 3,229
Total assets	10,099	7,563	$10,099	7,563	9,086	6,315	5,915	6,585
Total liabilities	3,345	3,674	3,345	3,674	3,277	3,227	3,338	2,322
Equity (Deficit)	6,754	3,889	6,754	3,889	5,809	3,088	2,577	4,263

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	The Investor Relations Group Adam S. Holdsworth	Susan Norcott, Snorcott@chembio.com
Medford, NY 11763	aholdsworth@investorrelationsgroup.com	631-924-1135 x125
Ph. 631-924-1135	212-825-3210
Fax 631-924-2065
www.chembio.com

PAGE 2 – See Graphics

Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for   reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, 25 years of management and financing experience
Richard J. Larkin, CFO, 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, 15 years of experience in development of in-vitro point of care products

Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, INC. (NYSE:CMI)
Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development
Dr. Barbara DeBuono – Former New York Commissioner of Health and Rhode Island Director of Health; other positions in domestic and international medical services
Dr. Peter Kissinger – Has founded and/or led 3 biotechnology and/or biomedical technology companies, including a publicly-traded NASDAQ company

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –November 2011.